Exhibit 99.1

BOSTON, MASSACHUSETTS, March 18, 2004 -- Shelbourne Properties II, Inc. (the "Company") (AMEX:HXE) today announced that, in accordance with the Plan of Liquidation previously approved by the Company's stockholders, the Company intends to enter into a liquidating trust agreement (the "Trust Agreement") on or about April 16, 2004, for the purpose of winding up the Company's affairs and liquidating its assets. It is currently anticipated that, on or about April 16, 2004, the Company will transfer its then remaining assets to the Trustee (as defined below) of the Shelbourne II Liquidating Trust (the "Liquidating Trust"). The Liquidating Trust will also assume the Company's then remaining liabilities. April 15, 2004 (the "Record Date") will be the last day of trading of the Company's common stock on the American Stock Exchange, and the Company's stock transfer books will be closed as of the close of business on such date. The transfer of assets by the Company, and the assumption of liabilities by the Liquidating Trust, will not cover the Company's interest in a group of properties net leased to an affiliate of Accor S.A. since the Company has no economic interest in these properties.

      Under the terms of the proposed Trust Agreement, on April 16, 2004, each stockholder of the Company on the Record Date (each, a "beneficiary") automatically will become the holder of one unit of beneficial interest ("Unit") in the Liquidating Trust for each share of the Company's common stock then held of record by such stockholder. As provided in the Company's Plan of Liquidation, the holder of Class B Units in the Company's Operating Partnership is entitled to receive 15% of all distributions made by the Company and the Liquidating Trust after such time as aggregate distributions by the Company and the Liquidating Trust from and after August 19, 2002 exceed a specified per share amount. After giving effect to dividends paid since August 19, 2002, the remaining unpaid per share amount as of March 15, 2004 was $3.21. After the specified per share amount has been received by beneficiaries, the holder of Class B Units will receive 15% of all subsequent distributions by the Liquidating Trust.

      After April 16, 2004, all outstanding shares of the Company's common stock will be deemed cancelled, and the rights of beneficiaries in their Units will not be represented by any form of certificate or other instrument. Stockholders of the Company on the Record Date will not be required to take any action to receive their Units. The Trustee will maintain a record of the name and address of each beneficiary and such beneficiary's aggregate Units in the Liquidating Trust. Subject to certain exceptions related to transfer by will, intestate succession or operation of law, the Units will not be transferable, nor will a beneficiary have authority or power to sell or in any other manner dispose of any Units.

      It is currently contemplated that the initial trustee (the "Trustee") of the Liquidating Trust will be Arthur N. Queler. Successor trustees may be appointed to administer the Liquidating Trust in accordance with the terms of the Liquidating Trust Agreement. It is expected that from time to time the Liquidating Trust will make distributions of its assets to beneficiaries, but only to the extent that such assets will not be needed to provide for the liabilities (including contingent liabilities) assumed by the Liquidating Trust. No assurances can be given as to the amount or timing of any distributions by the Liquidating Trust.

      For federal income tax purposes, on April 16, 2004, each stockholder of the Company on the Record Date will be deemed to have received a pro rata share of the assets of the Company to be transferred to the Liquidating Trust, subject to such stockholder's pro rata share of the liabilities of the Company assumed by the Liquidating Trust. Accordingly, on April 16, 2004 each stockholder will recognize gain or loss in an amount equal to the difference between (x) the fair market value of such stockholder's pro rata share of the assets of the Company that are transferred to the Liquidating Trust, subject to such stockholder's pro rata share of the liabilities of the Company that are assumed by the Liquidating Trust, and (y) such stockholder's adjusted tax basis in the shares of the Company's common stock held by such stockholder on the Record Date.

      The Liquidating Trust is intended to qualify as a "liquidating trust" for federal income tax purposes. As such, the Liquidating Trust will be a complete pass-through entity for federal income tax purposes and, accordingly, will not itself be subject to federal income tax. Instead, each beneficiary will take into account in computing its taxable income, its pro rata share of each item of income, gain, loss and deduction of the Liquidating Trust, regardless of the amount or timing of distributions made by the Liquidating Trust to beneficiaries. Distributions, if any, by the Liquidating Trust to beneficiaries generally will not be taxable to such beneficiaries. The Trustee will furnish to beneficiaries of the Liquidating Trust a statement of their pro rata share of the assets transferred by the Company to the Liquidating Trust, less their pro rata share of the Company's liabilities assumed by the Liquidating Trust. On a yearly basis, the Trustee also will furnish to beneficiaries a statement of their pro rata share of the items of income, gain, loss, deduction and credit (if any) of the Liquidating Trust to be included on their tax returns.

      Stockholders of the Company are urged to consult with their tax advisers as to the tax consequences to them of the establishment and operation of, and distributions, if any, by, the Liquidating Trust.


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      This press release contains forward-looking statements that predict or indicate future events that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the following: the Liquidating Trust may be unable to consummate sale transactions with respect to some of its assets or such sales may be materially delayed; and the Liquidating Trust may not be able to complete the liquidation in a timely manner or realize proceeds from the sales of assets in amounts that will enable it to provide liquidating distributions to beneficiaries.

      You should also read the risk factors that are discussed on periodic reports filed with the Securities and Exchange Commission, including the risk factors that are contained in our Form 10-K for the year ended December 31, 2002, and, when available, our Form 10-K for the year ended December 31, 2003. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-Q and 8-K, which may supplement, modify, supersede or update those risk factors.

      The Company assumes no obligation to update the forward-looking statements included in this press release. However, if the board of directors of the Company should determine to extend the Record Date beyond April 15, 2004, the Company will issue a press release announcing such date. Further questions, with respect to the foregoing may be addressed to Carolyn Tiffany at (617) 570-4606.


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